                                                                   Exhibit 12.1


                            LAMAR ADVERTISING COMPANY
                 STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS
             TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                                                                         YEAR ENDED        NINE MONTHS ENDED
                                                  YEAR ENDED OCTOBER 31,                 DECEMBER 31,        SEPTEMBER 30,
                                                  ----------------------                 ------------        -------------
                                       1993         1994         1995         1996           1997           1997        1998
                                     --------     --------     --------     --------       --------       --------    --------

EARNINGS
Net earnings (loss)                  $   (653)    $  7,299     $ 10,698     $ 10,849       $  2,841       $  3,888    $ (4,032)
Income tax expense (benefit)              476       (2,072)      (2,390)       7,099          4,654          4,594         816
Fixed charges                          15,398       19,161       22,032       22,044         48,591         32,579      50,008
                                     --------     --------     --------     --------       --------       --------    --------

Earnings as adjusted                 $ 15,221     $ 24,388     $ 30,340     $ 39,992       $ 56,086       $ 41,061    $ 46,792
                                     ========     ========     ========     ========       ========       ========    ========

FIXED CHARGES
Interest expense                     $ 11,502     $ 13,599     $ 15,783     $ 15,441       $ 38,230       $ 25,760    $ 39,357
Amortization of debt
    issuance costs                        235          563          565          653          1,762            930       1,439
Rents under leases representative
    of an interest factor               3,661        5,000        5,684        5,950          8,599          5,889       9,212
                                     --------     --------     --------     --------       --------       --------    --------
Fixed charges (as adjusted)          $ 15,398     $ 19,161     $ 22,032     $ 22,044       $ 48,591       $ 32,579    $ 50,008
                                     ========     ========     ========     ========       ========       ========    ========

PREFERRED STOCK DIVIDENDS            $      0     $      0     $      0     $    604       $    963       $    793    $    487
                                     --------     --------     --------     --------       --------       --------    --------
Total fixed charges combined
    with preferred dividends         $ 15,398     $ 19,161     $ 22,032     $ 22,648       $ 49,554       $ 33,372    $ 50,495
                                     ========     ========     ========     ========       ========       ========    ========


Ratio of earnings to fixed
    charges                              0.99         1.27         1.38         1.81           1.15           1.26        0.94


Ratio of earnings to combined
    fixed charges and preferred
    stock dividends                      0.99         1.27         1.38         1.77           1.13           1.23        0.93


                                       1